||| GOLDEN                                          Minimum Guaranteed
  |||| AMERICAN                                        Withdrawal Benefit Rider
 ||||| LIFE INSURANCE                                  With Reset Option
    || COMPANY

Golden American is a stock company domiciled in Delaware.
-------------------------------------------------------------------------------
                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                       (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract.

Where used in this Rider, the term Contract shall mean Certificate when the Rider is attached to a Certificate. This Rider becomes effective as of the Contract Date unless a different Rider Date is stated below.

Benefits provided and charges made under the terms and conditions of this Rider are described below. Under specified circumstances, this Rider may provide periodic payments, a commuted value, or a death benefit. A periodic charge to the Contract's Accumulation Value will be made prior to the date that any Rider benefits become payable. This Rider will remain in effect until terminated under conditions described below and as described under the MGWB Reset Option.

Guaranteed Withdrawal Status
----------------------------
On the Rider Date, this Rider is placed in Guaranteed Withdrawal Status. Thereafter, while this status is maintained, this Rider does not modify your rights under the Contract and no Rider benefits are provided. This status will be maintained while all of the following conditions exist:
1)   The MGWB Base and the Accumulation Value are both greater than zero;
2) The latest Annuity Commencement Date under the Contract has not been reached;
3)   The Contract has not been surrendered or otherwise terminated; and
4)   The Rider has not been cancelled or otherwise terminated.

If the MGWB Base is reduced to zero while the Rider is in Guaranteed Withdrawal Status, this Rider will terminate and no Rider benefits will be payable.

Automatic Withdrawal Status
---------------------------
If the Accumulation Value is reduced to zero while the Rider is in Guaranteed Withdrawal Status, the status changes to Automatic Withdrawal Status and the Minimum Guaranteed Withdrawal Benefit ("MGWB") will be payable, subject to conditions described below. The MGWB consists of:
     1)   MGWB Periodic Payments; and
     2)   A MGWB Death Benefit.

If this Rider enters Automatic Withdrawal Status, the Contract is modified as follows:
     1)   No further premiums will be accepted;
     2) The Contract will provide no further benefits other than as provided in this Rider; and
     3) Any other Riders attached to the Contract shall terminate unless specified otherwise in the Rider.

After this Rider enters Automatic Withdrawal Status, the Contract and this Rider will terminate at the earliest of the following:
     1)   Payment of the final MGWB Periodic Payment;
     2)   Payment of the Commuted Value; and
     3)   Payment of the MGWB Death Benefit.

GA-RA-1046

MGWB Periodic Payments
----------------------
MGWB Periodic Payments will be made annually, and will begin on the Contract Anniversary following the date the Rider enters Automatic Withdrawal Status. The amount of each MGWB Periodic Payment equals the Maximum Annual Withdrawal, until the MGWB Base is reduced to zero. If the MGWB Base is less than or equal to the Maximum Annual Withdrawal at the time an MGWB Periodic Payment is due, that payment will equal the remaining MGWB Base, and it will be the final MGWB Periodic Payment.

Maximum Annual Withdrawal
-------------------------
The Initial Maximum Annual Withdrawal is stated in the Contract Schedule. Thereafter, the Maximum Annual Withdrawal will be increased by 7% of any subsequent Eligible Premiums, if any, and will be adjusted by withdrawals in excess of the Maximum Annual Withdrawal as stated below. If withdrawals in any Contract Year exceed the Maximum Annual Withdrawal, the Maximum Annual Withdrawal available in subsequent years will be reduced by the proportion that the excess portion of the withdrawal bears to the Accumulation Value remaining after the withdrawal of the Maximum Annual Withdrawal.

MGWB Death Benefit
------------------
If the Owner dies while the Rider is in Automatic Withdrawal Status, MGWB Periodic Payments will cease and the MGWB Death Benefit payable shall be the remaining MGWB Base. Such amount shall be payable in a single lump sum.

MGWB Reset Option
-----------------
After this Rider has been in force for five (5) years, you may elect in writing to exercise the MGWB Reset Option if the Contract's Accumulation Value is greater than the MGWB Base. To exercise this Option, you must provide us satisfactory written notice of your election at our Customer Service Center. On the date we receive your written notice, (the "Reset Effective Date"), this Rider will terminate and we will issue a new MGWB Rider ("New Rider") currently offered by us at that time. The Initial MGWB Base under the New Rider will equal the Contract's Accumulation Value on the Reset Effective Date. The MGWB Charge under the New Rider will be based on the MGWB Charge for such Riders offered by us at that time.

If the MGWB Step-Up Option has been exercised, you must wait at least five (5) years from the Step-Up Effective Date to elect this Option. We may, from time to time, permit the exercise of this Option only on Contract Anniversaries for all Riders on a uniform basis, subject to our sole discretion.

MGWB Step-Up Option
-------------------
If the Rider Date is equal to the Contract Date, you may elect in writing to exercise the MGWB Step-Up Option provided:
     1)   you have taken no withdrawals under the Contract;
     2)   this Rider has been in force for five (5) years; and
     3) you have not previously exercised this Option during the term of the Contract.

To exercise this Option, you must provide us satisfactory written notice of your election at our Customer Service Center. On the Date we receive your written notice (the "Step-Up Effective Date"), we will increase the MGWB Base and the Maximum Annual Withdrawal by a factor of [20]%.

We may, at our discretion, increase the MGWB Charge for the Rider after this Option is exercised, not to exceed the Maximum Charge shown in the Contract Schedule. We may, from time to time, permit the exercise of this Option only on Contract Anniversaries for all Riders on a uniform basis, subject to our sole discretion.

MGWB Base
---------
The MGWB Base is equal to the sum of I and II below:
     I.   The MGWB Base for Covered Funds.
     II. The lesser of the MGWB Base for Excluded Funds or the Accumulation Value allocated to Excluded Funds.

GA-RA-1046                             2

If this Rider is effective as of the Contract Date, the initial MGWB Base for Covered Funds is the initial premium, [plus any Credits], allocated to Covered
Funds. If this Rider is added to the Contract after the Contract Date, the initial MGWB Base for Covered Funds is equal to the Accumulation Value allocated to Covered Funds on the Rider Date. Thereafter, the MGWB Base for Covered Funds is increased by Eligible Premiums paid and allocated to Covered Funds, [plus any Credits], adjusted for any Partial withdrawals, transfers and any Rider benefits paid.

The MGWB Base for Excluded Funds has a corresponding definition, but with respect to amounts allocated to Excluded Funds.

Eligible Premiums
-----------------
Eligible Premiums are premiums paid within 2 years after the Rider Date.

Commuted Value
--------------
At the Annuity Commencement Date, the Commuted Value will be paid to the Owner. The Commuted Value will be the present value of any remaining MGWB Periodic Payments. The interest rates used to determine the commuted value of the payments are listed or described in the Contract Schedule.

Partial Withdrawal Adjustments
------------------------------
The MGWB Base will be reduced for any withdrawals taken. For withdrawals up to the Maximum Annual Withdrawal in a Contract year, the MGWB Base for Covered Funds will be reduced by the amount of the withdrawal. Any withdrawals in excess of the Maximum Annual Withdrawal will reduce the MGWB Base for Covered Funds by the proportion that the excess withdrawal bears to the Accumulation Value remaining in Covered Funds after the withdrawal of the Maximum Annual Withdrawal. Withdrawals from Excluded Funds will reduce the MGWB Base for
Excluded on a pro-rata basis. A single withdrawal involving both Covered and Excluded Funds which causes the Maximum Annual Withdrawal to be exceeded will reduce the MGWB Base for Covered Funds and MGWB Base for Excluded Funds as follows:
     1) the portion of the withdrawal equal to the lesser of: (a) the Maximum Annual Withdrawal; or (b) the amount withdrawn from Covered Funds, will reduce the MGWB Base for Covered Funds on a dollar-for-dollar basis.
     2) any portion of the withdrawal in excess of the amount withdrawn from Covered Funds over of the Maximum Annual Withdrawal will reduce the MGWB Base for Covered Funds by the proportion that the excess withdrawal bears to the Accumulation Value remaining in Covered Funds after the withdrawal of the Maximum Annual Withdrawal
     3) Withdrawals from Excluded Funds will reduce the MGWB Base for Excluded Funds on a pro-rata basis.

For purposes of determining whether the Maximum Annual Withdrawal has been exceeded in any Contract Year, any applicable Market Value Adjustment or Surrender Charge will be applied to the withdrawal only if the withdrawal, net of surrender charges and the Market Value Adjustment, exceeds the Maximum Annual Withdrawal.

Any MGWB Periodic Payments will reduce the MGWB Base by the amount of the payment.

Excluded Funds
--------------
Excluded Funds, if any, applicable to this Rider and existing on the Contract Date are stated in the Contract Schedule. For purposes of this Rider, any divisions not designated as Excluded shall be Covered. We may classify newly available divisions as Excluded Funds from the date of their availability. We may reclassify an existing division as an Excluded Funds or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change.

Transfers
---------
Net Transfers from Covered and Excluded Funds will reduce the applicable MGWB Base on a pro-rata basis.

GA-RA-1046                             3

This transfer adjustment is equal to (1) divided by (2) multiplied by (3) where:
(1) is the Accumulation Value transferred; (2) is the Accumulation Value immediately prior to the transfer; and (3) is the amount of the MGWB Base immediately prior to the transfer. Separate adjustments will apply to Covered and Excluded Funds.

Net transfers from Excluded Funds to Covered Funds will result in a corresponding increase in the MGWB Base for Covered Funds. The amount of such increase will equal the lesser of the reduction in MGWB Base allocated to Excluded Funds and the net Accumulation Value transferred.

Net  transfers   from  Covered  Funds  to  Excluded   Funds  will  result  in  a
corresponding increase in the MGWB Base for Excluded Funds. The amount of such increase will equal the reduction in the MGWB Base allocated to Covered Funds.

MGWB Charge
-----------
The charge for this Rider is a percentage of the Accumulation Value as of the deduction date. It is deducted quarterly, in arrears, from the Accumulation in the Variable Separate Account divisions, in the same proportion that the Accumulation Value in each division bears to the total Accumulation Value in the Variable Separate Account. The Maximum Charge on the Rider Date is stated in the Contract Schedule, but we may charge less than the maximum. If there is insufficient Accumulation Value in the Variable Separate Account, charges will be deducted from the Fixed Division nearest maturity. The deduction date is measured from the Contract Date. A Market Value Adjustment may be applied to charges deducted from the Fixed Division

If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Contract's Value to an Income Benefit, the Rider Charge for the current period will be deducted from the Accumulation Value prior to termination of the Contract.

Death of Owner
--------------
At the death of any Owner while this Rider is in Guaranteed Withdrawal Status, this Rider terminates and no further Rider benefits are provided. However, if the surviving spouse of the deceased Owner continues the Contract as their own as described in the Contract under the provision entitled Spousal Continuation Upon Death of Owner and if, as a result, the Contract's Accumulation Value is increased, the following will apply:
     (a) the MGWB Base and Maximum Annual Withdrawal will also be reset based on the increased Accumulation Value;
     (b)  the same MGWB Charge rate will continue to apply;
     (c) such reset will not be considered an election of the MGWB Reset Option; and
     (d)  this Rider will continue in effect.

Change of Owner
---------------
Except as provided above under Death of Owner, upon change of Owner while this Rider is in force, this Rider shall terminate and no Rider benefits will thereafter be payable.

Rider Termination
-----------------
Except as provided under the Guaranteed Withdrawal Status provision and MGWB Reset Option, this Rider may not be cancelled unless the Contract is terminated.

This Rider has no surrender value or other non-forfeiture benefits upon termination.

Rider Date: _________________________   (if other than Contract Date)

Signed;



                           /s/Keith Gubbay

                           President




GA-RA-1046                             4